Exhibit 10.2

FIRST FED BANK and FIRST NORTHWEST BANCORP

Non-Employee Director Compensation Policy

(effective January 1, 2023)

Compensation for Non-Employee Directors

For purposes of this Policy, it is anticipated that the non-employee directors of First Northwest Bancorp (“FNWB”) will also serve as the non-employee directors of First Fed Bank (“First Fed”, and, together with FNWB, the “Company”). Directors of FNWB and First Fed will be collectively referred to as “Directors.” It further anticipated that Directors will serve in identical roles for the Boards and Committees of FNWB and First Fed to the extent such roles exist for both companies. The Boards have therefore determined that Directors shall be compensated for their collective service to the Company unless Directors serve a specific role with either FNWB or First Fed, but not both.

Effective January 1, 2023, Directors shall be compensated for their service on the boards of FNWB and First Fed in accordance with the following:

1.

The Company pays each Director an annual retainer of $36,530 which amount shall be paid in equal monthly installments (the “Annual Retainer”). Non-employee directors are not compensated for participation in Board or Committee meetings.

2.	In addition to the Annual Retainer, the Chairperson of the Boards of Directors shall be paid an annual retainer of $15,000 which amount shall be paid in equal monthly installments.

3.

In addition to the Annual Retainer for Board membership, each Director who is a member of a Committee, shall be paid an annual Membership Retainer as outlined below. In addition to the Annual Retainer for Board membership and Committee Membership Retainer, the Chair of each committee shall be paid an Additional Chair Retainer as outlined below.

Committee/Position	Annual Retainer
Audit Committee
Additional Chair Retainer	$4,680
Membership Retainer	$4,160
Compensation Committee
Additional Chair Retainer	$3,900
Membership Retainer	$2,600
Nominating and Corporate Governance Committee
Additional Chair Retainer	$3,120
Membership Retainer	$2,600
F3P Committee
Additional Chair Retainer	$3,900
Membership Retainer	$2,600
Board Loan Committee (First Federal only)
Additional Chair Retainer	$3,120
Membership Retainer	$2,600

4.

In accordance with the FNWB 2020 Equity Incentive Plan (the “Plan”), the Company may also grant each Director shares of restricted stock pursuant to each Directors’ Equity Share Plan Agreement (“the “Share Agreement”), which stock vests in accordance with, and which are subject to the rights and limitations as expressed in the Plan and Share Agreement.

5.

Directors who are also employees of FNWB and/or First Fed shall receive no additional compensation for serving as a Director or as a member of any Committee of the Boards of Directors for such companies.